EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

DWC GP, Inc.	Delaware
Dallas Woodcraft Company, LP	Delaware (Limited Partnership)
Domistyle, Inc.	Texas
EM Boehm, Inc.	Delaware
GIA, Inc.	Nebraska
HIG Investments, Inc.	Delaware
Homco, Inc.	Texas
Home Interiors de Puerto Rico, Inc.	Delaware
Laredo Candle Company, L.P.	Texas (Limited Partnership)
Spring Valley Scents, Inc.	Texas
HI Ceramics, S.A. de C.V.	Mexico
HI Glass, S.A. de C.V.	Mexico
HI Metals, S.A. de C.V.	Mexico
HI Trading Mexicana, S.A. de C.V.	Mexico
Home Interiors de Mexico, S. de R.L. De C.V.	Mexico
Home Interiors Services de Mexico, S. de C.V.	Mexico
Home Interiors & Gifts of Canada, Inc.	Canada